SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Under Rule 14a-12

Ethan Allen Interiors Inc.

(Name of Registrant as Specified In Its Charter)

Sandell Asset Management Corp.

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

Castlerigg Offshore Holdings, Ltd.

Castlerigg Active Investment Fund, Ltd.

Castlerigg Active Investment Intermediate Fund, L.P.

Castlerigg Active Investment Master Fund, Ltd.

Castlerigg Equity Event and Arbitrage Fund

Thomas E. Sandell

Edward Glickman

Kathy Herbert

Richard Mansouri

Annelise Osborne

Ken Pilot

Alex Wolf

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 20, 2015

Dear Fellow Ethan Allen Stockholder:

As you may know, we are investors, like yourselves, in Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETH). Our firm, Sandell Asset Management Corp. (“Sandell”), is one of the Company’s largest shareholders, with ownership of over 1.5 million shares, or 5.5%1, of the total outstanding shares of Ethan Allen.

In order to help address the many problems that have plagued Ethan Allen for so long, which have contributed to a stock price that is lower today than where it was trading 10 years ago, we have identified an outstanding group of six highly-qualified individuals that we have nominated as candidates for the Board of Directors of Ethan Allen. We continue to encourage stockholders to vote on the GOLD proxy card in favor of these individuals in advance of the Company’s November 24, 2015 Annual Meeting. ISS, the leading independent proxy voting advisory firm, has recommended that Ethan Allen shareholders vote on the GOLD proxy card to elect three of these nominees, Edward Glickman, Richard Mansouri and Ken Pilot, while ProxyMosaic, another noted proxy advisory firm, has recommended that shareholders vote on the GOLD proxy card in favor of ALL Sandell nominees.

While we strongly discourage shareholders from voting on the Company’s WHITE proxy card, to the extent a proxy advisory service influences your selection of that card, we strongly recommend that you consider withholding your votes for the following three existing Ethan Allen Directors: James B. Carlson, Clinton A. Clark, and James W. Schmotter.

We reject in the strongest terms the incumbent Board’s claims that many of Ethan Allen’s current Directors are independent and believe that James B. Carlson, Clinton A. Clark, and James W. Schmotter are in fact highly conflicted:

  Current Director James W. Schmotter, President Emeritus of Western Connecticut State University (WCSU), was President of WCSU for 11 years, including in March of 2015, which was when Farooq Kathwari, Ethan Allen’s Chairman, CEO and President, and his wife donated $1 million to WCSU. It should be noted that Mr. Kathwari was previously given an honorary degree by WCSU in 2008, during which time Dr. Schmotter was President. These “close ties” between Mr. Kathwari and Mr. Schmotter were also called into question by the Wall Street Journal in a November 11, 2015 article.2 We believe that James W. Schmotter is highly conflicted and unlikely to hold Mr. Kathwari accountable for his actions.

1 Including the holdings of Sandell’s affiliates.

2 James R. Hagerty, Ethan Allen’s Chief in Fight of his Life, THE WALL STREET JOURNAL (Nov. 12, 2015), available at: http://www.wsj.com/articles/ethan-allens-chief-in-fight-of-his-life-1447184156.

  Current Director James B. Carlson has been a Partner at the law firm Mayer Brown LLP (“Mayer Brown”) since 1988. Mayer Brown, or a predecessor of Mayer Brown, has done legal work for Ethan Allen dating back to at least 1993. Of note, Mr. Carlson’s own name appears on a letter sent to the SEC on behalf of Ethan Allen in 1997. We are skeptical that Mr. Carlson is going to question the decisions made by Mr. Kathwari, the CEO of a long-time client who has paid an untold amount of fees to Mayer Brown over the years.

  Current Director Clinton A. Clark has been on the Board for over 26 years after first joining in 1989. As noted by the Council of Institutional Investors (CII), a long tenure can affect a director’s “unbiased judgment” and “extended tenure can lead an outside director to think more like an insider.” We are doubtful that someone who has served on the Board for this long can truly be considered independent or can effectively exercise unbiased judgment with respect to decisions made by a long-serving Chairman, CEO and President.

We find it noteworthy that Glass Lewis, as a firm well-versed in governance matters, agrees with us on a number of governance-oriented matters, and particularly with regards to the preceding three individuals, as their report states (emphasis added):

“Sandell has raised valid concerns with respect to board independence and the ability or willingness of certain current directors to hold Mr. Kathwari accountable if management’s strategies ultimately prove unsuccessful. Specifically, we believe Sandell makes a compelling argument with respect to Messrs, Carlson, Schmotter and Clark.”

We reiterate our belief that shareholders would be better served by voting on the GOLD proxy card to elect the following slate of six new, outstanding nominees: Edward Glickman, Kathy Herbert, Richard Mansouri, Annelise Osborne, Ken Pilot, and Alex Wolf.

Sincerely,

Sandell Asset Management Corporation

About Sandell Asset Management Corp.

Sandell Asset Management Corp. is a leading private, alternative asset management firm specializing in global corporate event-driven, multi-strategy investing with a strong focus on equity special situations and credit opportunities. Sandell Asset Management Corp. was founded in 1998 by Thomas E. Sandell and has offices in New York and London, including a global staff of investment professionals, traders and infrastructure specialists.

Contact:

Sandell Asset Management Corp.

Adam Hoffman, 212-603-5814

Okapi Partners LLC

Bruce Goldfarb, 212-297-0722 or Chuck Garske, 212-297-0724

Sloane & Company

Elliot Sloane, 212-446-1860 or Dan Zacchei, 212-446-1882

Sandell Asset Management Corp., Castlerigg Master Investments Ltd., Castlerigg International Limited, Castlerigg International Holdings Limited, Castlerigg Offshore Holdings, Ltd., Castlerigg Active Investment Fund, Ltd., Castlerigg Active Investment Intermediate Fund, L.P., Castlerigg Active Investment Master Fund, Ltd., Castlerigg Event Driven and Arbitrage Fund, Thomas E. Sandell (collectively, “Sandell”), Edward Glickman, Kathy Herbert, Richard Mansouri, Annelise Osborne, Ken Pilot and Alex Wolf (collectively with Sandell, the “Participants”), have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy card to be used in connection with the solicitation of proxies from the stockholders of Ethan Allen Interiors Inc. (the “Company”) in connection with the Company’s 2015 annual meeting of stockholders. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card are being furnished to some or all of the Company’s stockholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and at our website at http://www.RedesignEthanAllen.com.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Sandell Asset Management Corp. with the SEC on November 3, 2015. This document can be obtained free of charge from the sources indicated above.